EXHIBIT 10.16.1
*Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment which has been filed separately with the SEC.

SECOND AMENDED AND RESTATED
LOAN AGREEMENT
April 6, 2006
by and between
CUMBERLAND PHARMACEUTICALS, INC.,
as the Borrower
and
BANK OF AMERICA, N.A.,
as the Bank

$ 9,500,000

TABLE OF CONTENTS

1.	FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS		1
	1.1	Line of Credit Amount	1
	1.2	Availability Period	1
	1.3	Borrowing Base	1
	1.4	Interest Rate	3
	1.5	Repayment Terms	4

2.	FACILITY NO. 2: FIXED RATE TERM LOAN AMOUNT AND TERMS		4
	2.1	Loan Amount	4
	2.2	Availability Period	4
	2.3	Interest Rate	4
	2.4	Repayment Terms	4
	2.5	Prepayments	5

3.	FEES AND EXPENSES		5
	3.1	Fees	5
	3.2	Expenses	5
	3.3	Reimbursement Costs	5

4.	COLLATERAL		5
	4.1	Personal Property	5

5.	DISBURSEMENTS, PAYMENTS AND COSTS		6
	5.1	Disbursements and Payments	6
	5.2	Telephone and Telefax Authorization	6
	5.3	Direct Debit (Pre-Billing)	6
	5.4	Banking Days	7
	5.5	Interest Calculation	7
	5.6	Default Rate	7

6.	CONDITIONS		7
	6.1	Authorizations and Incumbency	8
	6.2	Governing Documents	8
	6.3	CET Intercompany Debt	8
	6.4	Security Agreements	8
	6.5	Perfection and Evidence of Priority	8
	6.6	Payment of Fees	8
	6.7	Good Standing	8
	6.8	Legal Opinion	8
	6.9	Warrant	8
	6.10	Financial Statements	9
	6.11	Insurance	9
	6.12	Product Agreements	9
	6.13	Consents, Licenses, Permits, Assignments	9
	6.14	Availability	9
	6.15	Representations, Warranties and No Default	9
	6.16	Other Required Documentation	9

7.	REPRESENTATIONS AND WARRANTIES		10
	7.1	Formation	10
	7.2	Authorization	10
	7.3	Enforceable Agreement	10
	7.4	Good Standing	10

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	7.5	No Conflicts	10
	7.6	Financial Information	10
	7.7	Lawsuits	10
	7.8	Collateral	10
	7.9	Permits, Franchises	11
	7.10	Other Obligations	11
	7.11	Tax Matters	11
	7.12	No Event of Default	11
	7.13	Insurance	11
	7.14	Location of Borrower	11
	7.15	Capitalization	11
	7.16	Material Adverse Change	11

8.	COVENANTS		11
	8.1	Use of Proceeds	12
	8.2	Financial Information and Appraisal	12
	8.3	Funded Debt to EBITDA Ratio	13
	8.4	Minimum Fixed Charge Coverage Ratio	13
	8.5	Minimum Net Worth	14
	8.6	Minimum EBITDA	14
	8.7	Capital Expenditures	14
	8.8	Lease Expenditures	14
	8.9	Dividends and Distributions	14
	8.10	Bank as Principal Depository	14
	8.11	Other Debts	14
	8.12	Other Liens	15
	8.13	Maintenance of Assets	15
	8.14	Investments	15
	8.15	Loans	15
	8.16	Change of Management	16
	8.17	Change of Ownership or Control	16
	8.18	Additional Negative Covenants	16
	8.19	Notices to Bank	16
	8.20	Insurance	17
	8.21	Compliance with Laws	17
	8.22	ERISA Plans	17
	8.23	Books and Records	17
	8.24	Audits	18
	8.25	Perfection of Liens	18
	8.26	Cooperation	18
	8.27	Collateral Account Notification and Acknowledgement	18

9.	HAZARDOUS SUBSTANCES		18
	9.1	Indemnity Regarding Hazardous Substances	18
	9.2	Compliance Regarding Hazardous Substances	18
	9.3	Notices Regarding Hazardous Substances	18
	9.4	Site Visits, Observations and Testing	18
	9.5	Definition of Hazardous Substances	19
	9.6	Continuing Obligation	19

10.	DEFAULT AND REMEDIES		19
	10.1	Failure to Pay	19
	10.2	Other Bank Agreements	19
	10.3	Cross-Default	20
	10.4	False Information	20
	10.5	Bankruptcy	20

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	10.6	Receivers	20
	10.7	Lien Priority	20
	10.8	Lawsuits	20
	10.9	Judgments	20
	10.10	Death	20
	10.11	Material Adverse Change	20
	10.12	Government Action	21
	10.13	Default Under Related Documents	21
	10.14	Other Breach Under Agreement	21

11.	ENFORCING THIS AGREEMENT; MISCELLANEOUS		21
	11.1	GAAP	21
	11.2	Foreign Eligible Accounts Receivable	21
	11.3	Tennessee Law	21
	11.4	Successors and Assigns	21
	11.5	Interest and Loan Charges Not to Exceed Maximum Amounts Allowed by Law	21
	11.6	Arbitration and Waiver of Jury Trial	22
	11.7	Severability; Waivers	23
	11.8	Costs and Attorneys' Fees	23
	11.9	Individual Liability	23
	11.10	One Agreement	23
	11.11	Indemnification	24
	11.12	Notices	24
	11.13	Headings	24
	11.14	Counterparts	24
	11.15	Prior Agreement Superseded	24

iii

SECOND AMENDED AND RESTATED LOAN AGREEMENT
          THIS SECOND AMENDED AND RESTATED LOAN AGREEMENT (the “Agreement”) dated as of April 6, 2006, is between BANK OF AMERICA, N.A., a national banking association (the “Bank”) and CUMBERLAND PHARMACEUTICALS, INC., a Tennessee corporation (the “Borrower”).
          WHEREAS, the Borrower and the Bank are parties to a certain Amended and Restated Loan Agreement dated as of October 21, 2003 (the “Existing Loan Agreement”) and certain loan documents listed on Schedule 1 hereto (the “Existing Loan Documents”);
          WHEREAS, at the Borrower’s request and in reliance upon the representations and inducements of the Borrower set forth herein, the Bank has agreed to modify the terms and conditions of the Existing Loan Agreement and to amend and restate the Existing Loan Agreement in its entirety as more particularly hereinafter set forth; and
          WHEREAS, the Borrower and the Bank have agreed to amend or to amend and restate the Existing Loan Documents pursuant to the Loan Documents (as hereinafter defined);
          NOW, THEREFORE, in consideration of the Facility No. 1 Commitment and the Facility No. 2 Commitment described below, the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Bank and the Borrower agree as follows:
1.	FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1	Line of Credit Amount.

(a)	Subject to Section 1.2 below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the “Facility No. 1 Commitment”) is Four Million Dollars ($4,000,000).

(b)	This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them, provided, however, on the date of this Agreement, Borrower shall borrow no more than $2,000,000 in the aggregate pursuant to the Facility No. 1 Commitment.

(c)	The Borrower agrees not to permit the principal balance outstanding to exceed the amount of the Facility No. 1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

1.2	Availability Period.
The maximum availability under the Facility No. 1 Commitment shall be $1,500,000 from and after the date of this Agreement until the earlier of (a) receipt by the Bank of a full appraisal by an independent party, in form and substance acceptable to the Bank in its sole discretion, establishing a valuation of the Acetadote product of at least $9,000,000 or (b) receipt by the Bank of evidence satisfactory to the Bank that the Borrower is in compliance with the Funded Debt to EBITDA ratio requirement calculated as of September 30, 2006 pursuant to Section 8.3. Thereafter, the maximum availability under the Facility No. 1 Commitment shall be $4,000,000 until the second (2nd) anniversary of the date of this Agreement, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 1 Expiration Date”).
1.3	Borrowing Base.

(a)	The aggregate principal amount of all amounts from time to time advanced hereunder in respect of the Facility No. 1 Commitment shall not exceed the Maximum Amount. “Maximum Amount” shall mean the lesser of the amount of the Facility No. 1 Commitment or the Borrowing Base.

The “Borrowing Base” at any time shall be equal to 80% of Eligible Accounts Receivable plus 50% of the value of Eligible Inventory.

(b)	As used herein, the following terms shall have the following meanings
(i)	“Eligible Accounts Receivable” shall mean all Accounts Receivable of the Borrower that have been created in the ordinary course of the Borrower’s business and upon which the Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever. The term “Eligible Accounts Receivable” shall not include:
(A)	any account that is unpaid more than 90 days from the invoice date thereof;

(B)	any account from any Customer who has had an account past due more than 90 days from the invoice date thereof on two or more occasions (except with respect to any account for which the Borrower has provided extended payment terms);

(C)	any account for which there exists a right of setoff or, defense;

(D)	any account with respect to which the Customer is either (i) the United States of America or any department, agency or instrumentality thereof (excluding accounts with respect to which the Borrower has complied, to the satisfaction of the Bank, with the Assignment of Claims Act, 31 U.S.C. § 3727), or (ii) any state within the United States of America (excluding accounts owed by a state that does not have a counterpart to the Assignment of Claims Act);

(E)	any account that arises out of a contract or order that, by its terms, forbids or makes void or unenforceable any assignment by the Borrower to the Bank of the account receivable arising with respect thereto;

(F)	any account arising from a “sale on approval,” “sale or return,” “consignment,” or subject to any other repurchase or return agreement;

(G)	any account that represents an obligation of a Customer that is not a resident of the United States or Canada, unless such account is supported by a letter of credit or other security in form and substance acceptable to the Bank;

(H)	any account that arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, parent or subsidiary of the Borrower (excluding accounts with the State of Tennessee, Vanderbilt University, Cardinal, Ranbaxy, Mylan, Johnson & Johnson, Bioniche, Mayne/Faulding, Amerisource Bergen and McKesson);

(I)	any accounts arising from sales of goods or services in which the performance of the Borrower has been bonded;

(J)	any account on which the Bank is not or does not continue to be, in the Bank’s sole discretion, satisfied with the credit standing of the customer of the Borrower in relation to the amount of credit extended;

(K)	any returns, allowances, rebates, credits and contra items; or

(L)	any account of a Customer if 25% or more of the accounts of such Customer are not eligible pursuant to the criteria set forth in subsections (A)-(K) above;

(ii)	“Eligible Inventory” shall mean all of the Borrower’s inventory of CeraLyte, Acetadote and Kristalose® other than (A) work in process and supplies; (B) all inventory in which the Bank does not have a first priority perfected security interest; (C) inventory on consignment; (D) repossessed inventory; (E) obsolete inventory; (F) inventory that is not in good condition or that fails to meet government standards; and (G) inventory that the Bank in its sole discretion determines to be ineligible. Inventory will be valued based on book value. As used herein, the term “book value” shall mean the costs incurred by the Borrower in purchasing and/or manufacturing its inventory of CeraLyte, Acetadote and Kristalose®.

(iii)	“Customers” shall mean the account debtors obligated on the Borrower’s Accounts Receivable.

(iv)	“Accounts Receivable” shall mean all of the Borrower’s accounts, instruments, contract rights, chattel paper, documents and general intangibles arising from the sale of goods and/or the rendition of services by the Borrower in the ordinary course of business, and the proceeds thereof and all security and guaranties therefor, whether now existing or hereafter created, and all returned, reclaimed or repossessed goods, and all books and records pertaining to the foregoing. For purposes of calculating the Borrowing Base hereunder, the actual amounts due from Customers shall be used regardless of whether the Borrower has granted any Customer a discounted price with respect to any Account Receivable.
(c)	The amounts of advances under the Facility No. 1 Commitment shall be determined in the sole discretion of the Bank consistent with the value of the Eligible Accounts Receivable and the Eligible Inventory, taking into account all fluctuations of the value thereof in light of the Bank’s experience and sound business principles. The Bank shall be under no obligation to make any advance to the Borrower under the Facility No. 1 Commitment in excess of the limitations stated above.

(d)	The Bank and the Borrower shall establish and maintain one or more special lock box or blocked accounts for the collection of the Accounts Receivable. Each such special account shall be with the Bank and shall be subject to the Bank’s standard form agreement. Any checks or other remittances against Accounts Receivables that are received by the Borrower shall be held in trust for the Bank and turned over by the Borrower to the Bank or to a person designated by the Bank in the identical form received (except for any necessary endorsement) as speedily as possible.

1.4	Interest Rate.

(a)	The interest rate is a rate per year equal to the BBA LIBOR Daily Floating Rate plus 2.50 percentage point(s); provided, however, that in no event shall the interest payable in respect of amounts advanced pursuant to the Facility No. 1 Commitment exceed the maximum amounts collectible under applicable law from time to time.

(b)	The BBA LIBOR Daily Floating Rate is a fluctuating rate of interest equal to the rate per annum equal to the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each banking day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

1.5	Repayment Terms.

(a)	The Borrower will pay interest on July 1, 2006 and on the first day of each October, January, April and July thereafter until payment in full of any principal outstanding under this facility.

(b)	The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No. 1 Expiration Date.

(c)	The Borrower may prepay this loan in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement in respect of the Facility No. 1 Commitment.

(d)	In the event the aggregate principal outstanding balance of advances under the Facility No. 1 Commitment exceed the Maximum Amount at any time, the Borrower shall immediately and without notice or demand of any kind make such payments as shall be necessary to reduce the principal balance of the Facility No. 1 Commitment below the Maximum Amount.

2.	FACILITY NO. 2: FIXED RATE TERM LOAN AMOUNT AND TERMS

2.1	Loan Amount.
The Bank agrees to provide a term loan to the Borrower in the amount of Five Million Five Hundred Thousand Dollars ($5,500,000.00) (the “Facility No. 2 Commitment”).
2.2	Availability Period.

The loan is available in one disbursement from the Bank on the date of this Agreement.

2.3	Interest Rate.

(a)	The interest rate is a rate per year equal to the BBA LIBOR Daily Floating Rate plus 2.50 percentage point(s); provided, however, that in no event shall the interest payable in respect of amounts advanced pursuant to the Facility No. 2 Commitment exceed the maximum amounts collectible under applicable law from time to time.

(b)	The BBA LIBOR Daily Floating Rate is a fluctuating rate of interest equal to the rate per annum equal to the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each banking day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

2.4	Repayment Terms.

(a)	The Borrower will pay interest on July 1, 2006 and on the first day of each October, January, April and July thereafter until payment in full of any principal outstanding under this facility.

(b)	The Borrower will repay principal in equal installments of Four Hundred Fifty-Eight Thousand Three Hundred Thirty-Four and No/00ths Dollars ($458,334.00) beginning on July 1, 2006 and continuing on the first day of each October, January, April and July thereafter until the third (3rd) anniversary of the date of this Agreement (the “Repayment Period”). In any event, on the last day of the Repayment Period, the Borrower will repay the entire remaining principal balance plus any interest or other charges outstanding under this facility.

2.5	Prepayments.
The Borrower may prepay this loan in full or in part at any time. The Borrower will give the Bank irrevocable written notice of the Borrower’s intention to make the prepayment, specifying the date and amount of the prepayment. The notice must be received by the Bank at least five (5) banking days in advance of the prepayment. The prepayment will be applied to the most remote payment of principal due under this Agreement in respect of the Facility No. 2 Commitment.
3.	FEES AND EXPENSES

3.1	Fees.

(a)	Loan Fee. The Borrower agrees to pay a loan fee in the amount of [***]. This fee is due on the date of this Agreement.

(b)	Warrant. The Borrower agrees to issue to the Bank, a warrant (or an amendment to the Bank’s existing warrant) to purchase 1,979 shares of common stock of the Borrower to be valued on the date of this Agreement at [***] (the “Warrant”). This Warrant is to be issued on the date this Agreement.

(c)	Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the availability of the Facility No. 1 Commitment (as determined in accordance with Section 1.2 hereof) and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period. The fee will be calculated at 0.50% per year. The fee is due on July 1, 2006 and on the first day of each October, January, April and July thereafter until the expiration of the availability period.

3.2	Expenses.
The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.
3.3	Reimbursement Costs.

(a)	The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

(b)	The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower’s books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require, but no less frequently than annually. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

4.	COLLATERAL

4.1	Personal Property.
The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrower’s obligations to the Bank under this Agreement as indicated in the security agreement. The collateral is further defined in security agreement(s) executed by the owners of the collateral. In addition, all personal property collateral owned by the Borrower securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing or received written notice thereof). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.
(a)	Equipment and fixtures owned by the Borrower.

(b)	Inventory owned by the Borrower.

(c)	Receivables owned by the Borrower.

(d)	Securities or other investment property owned by the Borrower as described in one or more pledge agreements required by the Bank.

(e)	Regulation U of the Board of Governors of the Federal Reserve System places certain restrictions on loans secured by margin stock (as defined in the Regulation). The Bank and the Borrower shall comply with Regulation U. If any of the collateral is margin stock, the Borrower shall provide to the Bank a Form U-1 Purpose Statement.

(f)	Deposit accounts with the Bank and owned by the Borrower.

(g)	Patents, trademarks and other general intangibles owned by the Borrower.

(h)	The CET Pledged Note and the CET Security Agreement (as hereinafter defined).

5.	DISBURSEMENTS, PAYMENTS AND COSTS

5.1	Disbursements and Payments.

(a)	Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by direct debit to a deposit account as specified below or, for payments not required to be made by direct debit, by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States.

(b)	Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

5.2	Telephone and Telefax Authorization.

(a)	The Bank may honor telephone or telefax instructions for advances or repayments given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower or any other individual designated by any one of such authorized signers.

(b)	Advances will be deposited in and repayments will be withdrawn from account number 3782867788 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(c)	The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

5.3	Direct Debit (Pre-Billing).

(a)	The Borrower agrees that the Bank will debit account number 3782867788 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”) on the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”).

(b)	Prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”). The bill will be mailed a specified number of calendar days prior to the Due Date, which number of days will be mutually agreed from time to time by the Bank and the Borrower. The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c)	The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the “Accrued Amount”). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:
(i)	If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.
Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d)	The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

5.4	Banking Days.
Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements that would be due on a day that is not a banking day will be due on the next banking day. All payments received on a day that is not a banking day will be applied to the credit on the next banking day.
5.5	Interest Calculation.
Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal that are not paid when due under this Agreement shall continue to bear interest until paid.
5.6	Default Rate.
Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs that are not paid when due, will at the option of the Bank bear interest at a rate that is four percentage points (4.00%) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.
6.	CONDITIONS
Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

6.1	Authorizations and Incumbency.
If the Borrower is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized. A certificate of the secretary of the Borrower as to the incumbency and signature of all officers of such Borrower authorized to execute or attest to any instrument or agreement required under this Agreement.
6.2	Governing Documents.
If required by the Bank, a copy of the Borrower’s organizational documents.
6.3	CET Intercompany Debt.
Signed original Promissory Note executed by Cumberland Emerging Technologies, Inc. (“CET”) and payable to the order of the Borrower, in the maximum principal amount of $856,000 evidencing the now existing and hereafter arising indebtedness of CET to the Borrower and endorsed in blank by the Borrower (together with any and all modifications, extensions and renewals thereof, the “CET Pledged Note”). A signed security agreement by and between CET and Borrower, wherein CET granted Borrower a first priority security interest in CET’s property described therein, such security agreement to be in form and substance satisfactory to the Bank (as the same may be amended, restated, supplemented, extended, modified, restructured, renewed or replaced from time to time, the “CET Security Agreement”). An assignment to the Bank to be of, and grant to the Bank of a security interest in, all of the Borrower’s right, title an interest in and to the CET Pledged Note and the CET Security Agreement, such assignment to be in form and substance satisfactory to the Bank.
6.4	Security Agreements.
Signed original security agreements, including intellectual property security agreements, covering the personal property collateral that the Bank requires. Such security agreements, together with this Agreement, any notes, any warrants and all other instruments, documents and agreements for time to time evidencing, securing or otherwise relating to the Facility No. 1 Commitment and the Facility No. 2 Commitment are hereinafter referred to as the “Loan Documents”.
6.5	Perfection and Evidence of Priority.
Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others’ rights and interests, except those the Bank consents to in writing.
6.6	Payment of Fees.
Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”
6.7	Good Standing.
Certificates of good standing for the Borrower and CET from its state of formation and from any other state in which the Borrower and CET is required to qualify to conduct its business.
6.8	Legal Opinion.
A written opinion from the Borrower’s and CET’s legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.
6.9	Warrant.
Signed original Warrant, duly and validly executed by the Borrower for the benefit of the Bank.

6.10	Financial Statements.

(a)	Detailed consolidated projections (including balance sheet, profit and loss statement and statement of cash flow) by product line (i) on a quarterly basis for fiscal year 2006 and (ii) on an annual basis for fiscal years 2007 and 2008.

(b)	Marketing analysis for Kristalose®, including sales and marketing expense, in form and substance acceptable to the Bank in its sole discretion.

6.11	Insurance.
Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.
6.12	Product Agreements.

(a)	Receipt and approval by the Bank of the term sheet, the distribution agreement, and other agreements relating to the Borrower’s purchase of exclusive rights to distribute Kristalose® in North America, each of which shall be in form and substance acceptable to the Bank in its sole discretion.

(b)	Receipt by the Bank of all CeraLyte agreements, each of which shall be in form and substance acceptable to the Bank in its sole discretion.

(c)	Receipt by the Bank of all Procto-Kit agreements, each of which shall be in form and substance acceptable to the Bank in its sole discretion.

6.13	Consents, Licenses, Permits, Assignments.

(a)	Evidence satisfactory to the Bank that the Borrower has obtained all requisite consents and approvals required to be obtained from any person to permit the transactions contemplated by this Agreement and the other Loan Documents executed in connection herewith to be consummated in accordance with their respective terms and conditions.

(b)	Evidence satisfactory to the Bank that Borrower and the collateral securing this Agreement are in compliance with all applicable governmental requirements and that all permits, and any necessary licenses and approvals have been obtained.

(c)	Evidence satisfactory to the Bank that Leo Pavliv has assigned to the Borrower the patent rights to the pharmaceutical composition of 2-(4-isobutylphenyl) propionic acid.

6.14	Availability.
Evidence satisfactory to the Bank that the Borrower has a minimum liquidity of $2,000,000 in either cash or available credit under this Agreement.
6.15	Representations, Warranties and No Default.
Receipt by the Bank of a certificate of a properly authorized officer of the Borrower, stating that (a) each of the representations and warranties contained herein is true and correct at and as of the date hereof with the same force and effect as if made on such date and (b) no default hereunder or under any of the other Loan Documents executed in connection therewith has occurred and is continuing.
6.16	Other Required Documentation.
All other documents, instruments, agreements, opinions, certificates, insurance policies, consents and evidences of other legal matters, in form and substance satisfactory to the Bank and its counsel, that are required by the terms of any term sheet or commitment of the Bank relating to the credit that is the subject of this Agreement or that the Bank otherwise may reasonable request.
7.	REPRESENTATIONS AND WARRANTIES
When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:
7.1	Formation.
If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.
7.2	Authorization.
This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.
7.3	Enforceable Agreement.
This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding, and enforceable.
7.4	Good Standing.
In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.
7.5	No Conflicts.
This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.
7.6	Financial Information.
All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s (and CET’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower or CET. If the Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.
7.7	Lawsuits.
There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower that, if lost, would impair the Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.
7.8	Collateral.
All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except (a) those that have been approved by the Bank in writing and (b) liens securing purchase money debt or indebtedness arising under capitalized lease obligations permitted by this Agreement; provided, however, that in each case any such liens shall attach only to the specific item(s) of property or asset(s) financed with such purchase money debt or capitalized lease.

7.9	Permits, Franchises.
The Borrower possesses all permits, memberships, franchises, contracts, licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.
7.10	Other Obligations.
The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.
7.11	Tax Matters.
The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.
7.12	No Event of Default.
There is no event that is, or with notice or lapse of time or both would be, a default under this Agreement.
7.13	Insurance.
The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.
7.14	Location of Borrower.
The place of business of the Borrower (or, if the Borrower has more than one place of business, its chief executive office) is located as follows:
Cumberland Pharmaceuticals, Inc.
2525 West End Avenue, Suite 950
Nashville, Tennessee 37203
7.15	Capitalization.
As of December 31, 2005, the authorized capital stock of the Borrower consists of (1) 10,000,000 shares of common stock, no par value per share (“Common Shares”), of which 4,890,149 shares (the “Outstanding Common Shares”) are issued and outstanding, and (2) 3,000,000 shares of preferred stock, no par value per share, of which 855,495 shares (the “Outstanding Preferred Shares”) are issued and outstanding, and (3) under the Borrower’s amended 1999 Stock Option Plan, 3,950,000 options convertible into Common Shares (“Options”) are authorized for issuance, with 3,910,867 Options issued and outstanding, of which 3,724,011 Options are fully vested and exercisable. All of the Outstanding Common Shares are duly authorized, validly issued and outstanding and fully paid and nonassessable and free of preemptive rights. All of the Outstanding Preferred Shares are duly authorized, validly issued and outstanding and fully paid and nonassessable and are convertible into Common Shares.
7.16	Material Adverse Change.
Since December 31, 2004, no material adverse change has occurred on or in (a) the properties, business, prospects, operations, management or financial condition of the Borrower, or (b) the ability of the Borrower to perform any of its obligations under this Agreement or the other Loan Documents to which it is a party.
8.	COVENANTS
The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1	Use of Proceeds.

(a)	To use the proceeds of the Facility No. 1 Commitment only for (i) the purchase of the exclusive rights to distribute the Kristalose® product in North America and for general operating and working capital expenses and (ii) extensions of credit to CET permitted by this Agreement.

(b)	To use the proceeds of the Facility No. 2 Commitment only for the purchase of the exclusive rights to distribute the Kristalose® product in North America and for general operating and working capital expenses.

(c)	The proceeds of the credit extended under this Loan Agreement may not be used directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.

8.2	Financial Information and Appraisal.
To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:
(a)	Within 150 days of the fiscal year end, the annual financial statements of the Borrower, which shall include a balance sheet, profit and loss statement and statement of cash flow, certified and dated by an authorized financial officer. These financial statements must be audited (with an opinion satisfactory to the Bank) by a certified public accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis and include unaudited statements on a consolidating basis.

(b)	Within 60 days of the beginning of each fiscal year of the Borrower, a copy of the Borrower’s operating and capital expenditure budget for such fiscal year, certified and dated by an authorized financial officer.

(c)	Within 45 days of the period’s end (including the last period in each fiscal year), quarterly financial statements of the Borrower, which shall include a balance sheet, profit and loss statement and statement of cash flow. The profit and loss statement and the statement of cash flow to be submitted under this subsection shall be presented on a quarterly and a year-to-date basis, and the balance sheet to be submitted under this subsection shall include comparisons with the same period for the prior year. These financial statements may be company-prepared. The statements shall be prepared on a consolidated and consolidating basis. Such financial statements shall be certified and dated by an authorized financial officer and set forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto. The compliance certificate shall be substantially in the form attached hereto as Exhibit A.

(d)	Within 30 days of the period’s end (including the last period in each fiscal year), monthly financial statements of the Borrower, which shall include a balance sheet, profit and loss statement and statement of cash flow. The profit and loss statement and the statement of cash flow to be submitted under this subsection shall be presented on a monthly and a year-to-date basis, and the balance sheet to be submitted under this subsection shall include comparisons with the same period for the prior year. These financial statements may be company-prepared. Such financial statements shall be certified and dated by an authorized financial officer and set forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto. The compliance certificate shall be substantially in the form attached hereto as Exhibit A.

(e)	Within 10 days of the period’s end (including the last period in each fiscal year), a monthly listing of accounts receivable aged from the date of invoice attached to a monthly Borrowing Base Certificate for (and executed by an authorized financial officer) the Borrower in the form attached hereto as Exhibit B.

(f)	Within 10 days of receipt or dispatch by the Borrower, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower’s auditor. If no management letter is prepared, the Bank may, in its discretion, request a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(g)	Such additional financial information regarding the Borrower, CET, pledgor, accommodation party or other obligor with respect to the loan as the Bank shall request.

(h)	On or before May 31, 2006, full appraisal of the Acetadote product, in form and substance acceptable to the Bank in its sole discretion.

8.3	Funded Debt to EBITDA Ratio.
To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding the ratios indicated for each period specified below:

Period	Ratios

From September 30, 2006 through December 31, 2006	4.25:1.0

From January 1, 2007 through March 31, 2007	2.50:1.0

From April 1, 2007 and thereafter	2.25:1.0
“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, promissory notes, seller notes, letters of credit, if any, and any obligations guaranteed by the Borrower, less the non-current portion of Subordinated Liabilities.
“EBITDA” means net income after extraordinary losses and before extraordinary gains, less income or plus loss from discontinued operations plus interest expense, income taxes, depreciation and amortization expense. EBITDA will be calculated for the twelve-month period ending with the end of each reporting period.
“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.
This ratio will be calculated at the end of each quarter-annual reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.
8.4	Minimum Fixed Charge Coverage Ratio.
To maintain on a consolidated basis a Minimum Fixed Charge Coverage Ratio of at least 1.50:1.0 from and after June 30, 2006.

“Minimum Fixed Charge Coverage Ratio” means the ratio of (a) the sum of EBITDA plus lease expense and rent expense, minus maintenance capital expenditures $50,000 per annum, minus income taxes, minus dividends, withdrawals and other distributions, to (b) the sum of interest expense, lease expense, rent expense, scheduled principal payments on term debt and the current portion of capitalized lease obligations.
This ratio will be calculated at the end of each quarter-annual reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.
8.5	Minimum Net Worth.
To have a net worth as of the date hereof equal to at least $4,750,000, provided, however, that the aforesaid net worth requirement shall be reduced by the amount, if any, that Borrower’s 2005 fiscal year-end net worth is reduced by year-end audit adjustments (but in no event shall such reduction be in excess of $250,000).
“Net Worth” means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes.
8.6	Minimum EBITDA.
To maintain EBITDA of not less than $400,000 from June 30, 2006 until such time as the Bank receives a full appraisal by an independent party, in form and substance acceptable to the Bank in its sole discretion, establishing a valuation of the Acetadote product of at least $9,000,000.
EBITDA will be calculated at the end of each quarter-annual reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.
8.7	Capital Expenditures.
Not to make or incur capital expenditures (including capital lease obligations) in an aggregate amount in excess of $500,000 during any fiscal year.
8.8	Lease Expenditures.
Not to incur obligations for the leasing of real or personal property requiring payments in an aggregate amount in excess of $350,000 during any fiscal year.
8.9	Dividends and Distributions.
Not to declare, make or pay any dividends (except dividends paid in capital stock), redemptions of stock or membership interests, distributions and withdrawals (as applicable) to its owners.
8.10	Bank as Principal Depository.
To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.
8.11	Other Debts.
Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:
(a)	Acquiring services, goods, supplies, or merchandise on normal trade credit.

(b)	Endorsing negotiable instruments received in the usual course of business.

(c)	Obtaining surety bonds in the usual course of business.

(d)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank in the Borrower’s most recent financial statement.

(e)	Purchase money debt and capitalized lease obligations financed by the Borrower through specific research grants to the Borrower for the development of pharmaceutical products in connection with such obligations, and other purchase money debt and capitalized lease obligations in an aggregate principal amount not exceeding $250,000 outstanding at any one time.

8.12	Other Liens.
Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:
(a)	Liens and security interests in favor of the Bank.

(b)	Liens for taxes not yet due.

(c)	Liens outstanding on the date of this Agreement disclosed in writing to and approved by the Bank.

(d)	Liens securing purchase money debt or indebtedness arising under capitalized lease obligations permitted by this Agreement; provided, however, that in each case any such liens shall attach only to the specific item(s) of property or asset(s) financed with such purchase money debt or capitalized lease.

8.13	Maintenance of Assets.
Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets except in the ordinary course of the Borrower’s business.
8.14	Investments.
Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:
(a)	Existing investments in CET (other than advances to CET described in Subsection 8.15(c)) disclosed to the Bank in writing.

(b)	Investments permitted by Section 8.15.

(c)	Investments in any of the following:
(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).
8.15	Loans.
Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	Existing extensions of credit disclosed to the Bank in writing prior to the date of this Agreement.

(b)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

(c)	Extensions of credit to CET in an aggregate amount not exceeding Eight Hundred Fifty-Six Thousand Dollars ($856,000) outstanding at any one time, provided, (i) extensions of credit by the Borrower to CET from the Facility No. 1 Commitment shall not exceed Three Hundred Fifty Thousand Dollars ($350,000) outstanding at any one time and (ii) such loans are evidenced by the CET Pledged Note and secured by the CET Security Agreement.

(d)	Advances to employees for business travel and other expenses incurred in the ordinary course of business in an aggregate amount not exceeding $100,000 outstanding at any one time.

8.16	Change of Management.
Not to make any substantial change in the present executive or management personnel of the Borrower. A “substantial change”, as used in this subsection shall include, but not be limited to, the removal or resignation of A.J. Kazimi as Chief Executive Officer and President of the Borrower, and/or the removal or resignation of David Lowrance as the Director of Finance and Accounting for the Borrower.
8.17	Change of Ownership or Control.
Not to cause, permit, or suffer any change in the direct or indirect capital ownership or control of the Borrower such that any individual, entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934) except A.J. Kazimi shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower.
8.18	Additional Negative Covenants.
Not to, without the Bank’s written consent:
(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company other than CET.

(b)	Acquire or purchase a business or its assets.

(c)	Change the general character of the business of the Borrower as conducted on the date of this Agreement or engage in any business activities substantially different from the Borrower’s present business.

(d)	Liquidate or dissolve the Borrower’s business.

8.19	Notices to Bank
To promptly notify the Bank in writing of:
(a)	Any lawsuit against the Borrower or CET.

(b)	Any substantial dispute between any governmental authority and the Borrower or CET.

(c)	Any event of default under this Agreement, or any event that, with notice or lapse of time or both would constitute an event of default.

(d)	Any material adverse change in the Borrower’s or CET’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)	Any change in the Borrower’s name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f)	Any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of $25,000.

8.20	Insurance

(a)	General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance that is usual for the Borrower’s business. Each policy shall provide for at least thirty (30) days’ prior notice to the Bank of any cancellation thereof.

(b)	Insurance Covering Collateral. To maintain all-risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

(d)	Insurance Certificates. On or before May 6, 2006, to deliver to the Bank a copy of the certificate of property insurance including a lender’s loss payable endorsement in favor of the Bank in form and substance acceptable to the Bank in its sole discretion.

8.21	Compliance with Laws.
To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.
8.22	ERISA Plans.
Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.
8.23	Books and Records.
To maintain adequate books and records.

8.24	Audits.
To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.
8.25	Perfection of Liens.
To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.
8.26	Cooperation.
To take any action reasonably requested by the Bank to carry out the intent of this Agreement.
8.27	Collateral Account Notification and Acknowledgement.
To deliver to the Bank a signed original Collateral Account Notification and Acknowledgement Agreement covering the personal property collateral in the account(s) described therein, on or before May 6, 2006 and in form and substance acceptable to the Bank in its sole discretion.
9.	HAZARDOUS SUBSTANCES

9.1	Indemnity Regarding Hazardous Substances.
The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, that directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower’s property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys’ fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.
9.2	Compliance Regarding Hazardous Substances.
The Borrower represents and warrants that the Borrower has complied with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances.
9.3	Notices Regarding Hazardous Substances.
Until full repayment of the loans made pursuant to this Agreement, the Borrower will promptly notify the Bank in writing of any threatened or pending investigation of the Borrower or its operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.
9.4	Site Visits, Observations and Testing.
The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit any locations where the collateral securing this Agreement (the “Collateral”) is located for the purposes of observing the Collateral, taking and removing environmental samples, and conducting tests. The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant this paragraph to avoid interfering with the Borrower’s use of the Collateral. The Bank is under no duty to observe the Collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank’s security and preserving the Bank’s rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment. The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.
9.5	Definition of Hazardous Substances.
“Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.
9.6	Continuing Obligation.
The Borrower’s obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement and repayment of the Borrower’s obligations to the Bank under this Agreement.
10.	DEFAULT AND REMEDIES
If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, terminate the Facility No. 1 Commitment and the Facility No. 2 Commitment, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event that, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.
10.1	Failure to Pay.
The Borrower fails to make a payment under this Agreement when due.
10.2	Other Bank Agreements.
Any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates (including CET) has with the Bank or any affiliate of the Bank. For purposes of this Agreement, “Obligor” shall mean any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.

10.3	Cross-Default.
Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has obtained from anyone else or that the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has guaranteed.
10.4	False Information.
The Borrower or any Obligor has given the Bank materially false or misleading information or representations.
10.5	Bankruptcy.
The Borrower, any Obligor or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any Obligor or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors.
10.6	Receivers.
A receiver or similar official is appointed for a substantial portion of the Borrower’s or any Obligor’s business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.
10.7	Lien Priority.
The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement.
10.8	Lawsuits.
Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower or any Obligor in excess of any insurance coverage.
10.9	Judgments.
Any judgments or arbitration awards are entered against the Borrower or any Obligor, or the Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in excess of any insurance coverage.
10.10	Death.
If the Borrower or any Obligor is a natural person, the Borrower or such Obligor dies or becomes legally incompetent; if the Borrower or any Obligor is a trust, a trustor dies or becomes legally incompetent; if the Borrower or any Obligor is a partnership, any general partner dies or becomes legally incompetent.
10.11	Material Adverse Change.
A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or the Bank determines that it is insecure for any other reason.

10.12	Government Action.
Any government authority takes action that the Bank believes materially adversely affects the Borrower’s or any Obligor’s financial condition or ability to repay.
10.13	Default Under Related Documents.
Any default occurs under any subordination agreement, security agreement, deed of trust, mortgage, the CET Pledged Note, the CET Security Agreement or any other document required by or delivered in connection with this Agreement or any such document is no longer in effect.
10.14	Other Breach Under Agreement.
A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure by the Borrower (or any other party named in the Covenants section) to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.
11.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1	GAAP.
Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.
11.2	Foreign Eligible Accounts Receivable.
In the event the Accounts Receivable of Borrower with respect to Mayne Pharma PTY, Ltd. (a) are in an amount not less than $100,000 and (b) but for the exclusion in clause (G) of the definition of “Eligible Accounts Receivable” in Subsection 1.3(b)(i) above, such Accounts Receivable would otherwise be Eligible Accounts Receivable, then the Borrower and the Bank agree to enter into negotiations, in good faith, regarding an amendment of the definition of “Eligible Accounts Receivable” to take into account all or a portion of such Mayne Pharma PTY, Ltd. receivables in a mutually acceptable manner. Unless and until such an amendment has been approved, executed and delivered by the Borrower and the Bank, all Eligible Accounts Receivable shall be determined in accordance with the terms in this Agreement without reference to this Section 11.2 or any similar understandings between the parties.
11.3	Tennessee Law.
This Agreement is governed by Tennessee law.
11.4	Successors and Assigns.
This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.
11.5	Interest and Loan Charges Not to Exceed Maximum Amounts Allowed by Law.
Anything in this Agreement or any of the other Loan Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the loans hereunder, acceleration of the maturity of the unpaid balance of such loans or otherwise, shall the interest and loan charges agreed to be paid to the Bank for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time. It is understood and agreed by the parties that, if for any reason whatsoever the interest or loan charges paid or contracted to be paid by the Borrower in respect of the loans made hereunder shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then ipso facto, the obligation to pay such interest and/or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by the Bank that exceed such maximum amounts shall be applied to the reduction of the principal balance of the loans and/or refunded to the Borrower so that at no time shall the interest or loan charges paid or payable in respect of the loans hereunder exceed the maximum amounts permitted from time to time by applicable law.
11.6	Arbitration and Waiver of Jury Trial.

(a)	This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)	At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state. The arbitration will take place on an individual basis without resort to any form of class action.

(c)	Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)	The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.

(e)	The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)	This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)	By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this agreement.

11.7	Severability; Waivers.
If any part of this Agreement is not enforceable, the rest of this Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.
11.8	Costs and Attorneys’ Fees.
The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.
11.9	Individual Liability.
If the Borrower is a natural person, the Bank may proceed against the Borrower’s business and non-business property in enforcing this and other agreements relating to this loan. If the Borrower is a partnership, the Bank may proceed against the business and non-business property of each general partner of the Borrower in enforcing this and other agreements relating to this loan.
11.10	One Agreement.
This Agreement, the Loan Documents and any related security or other agreements required by this Agreement, collectively:
(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.
In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement and any promissory note(s) that may be executed as additional evidence of the debt hereunder, all as now in effect or as hereafter amended, modified, extended, renewed or restated.

11.11	Indemnification.
The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.
11.12	Notices.
Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.
11.13	Headings.
Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.
11.14	Counterparts.
This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.
11.15	Prior Agreement Superseded.
This Agreement supersedes the Existing Loan Agreement, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.
[This space left blank intentionally; signature page follows]

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.		CUMBERLAND PHARMACEUTICALS, INC.

By:	/s/ Elizabeth L. Knox	By:

Typed Name:		Typed Name:

Title:	SVP	Title:

Address where notices to the Bank are to be sent:		Address where notices to the Borrower are to be sent:

Bank of America, N.A. Bank of America Plaza 414 Union Street Nashville, TN 37219-1697 Attn: Healthcare Banking Group (TN1-100-04-17) Facsimile: (615) 749-4951		Cumberland Pharmaceuticals, Inc. 2525 West End Avenue, Suite 950 Nashville, Tennessee 37203 Attn: A.J. Kazimi, Chief Executive Officer Facsimile No. (615) __-____

ACKNOWLEDGED:

CUMBERLAND EMERGING TECHNOLOGIES, INC.

By:

Typed Name:

Title:

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.		CUMBERLAND PHARMACEUTICALS, INC.

By:		By:	/s/ A.J. Kazimi

Typed Name:		Typed Name:	A.J. Kazimi

Title:		Title:	C.E.O.

Address where notices to the Bank are to be sent:		Address where notices to the Borrower are to be sent:

Bank of America, N.A. Bank of America Plaza 414 Union Street Nashville, TN 37219-1697 Attn: Healthcare Banking Group (TN1-100-04-17) Facsimile: (615) 749-4951		Cumberland Pharmaceuticals, Inc. 2525 West End Avenue, Suite 950 Nashville, Tennessee 37203 Attn: A.J. Kazimi, Chief Executive Officer Facsimile No. (615) 255-0068

ACKNOWLEDGED:

CUMBERLAND EMERGING TECHNOLOGIES, INC.

By:	/s/ A.J. Kazimi

Typed Name:	A.J. Kazimi

Title:	C.E.O.

SCHEDULE 1
Existing Loan Documents
1.	Third Amended and Restated Promissory Note dated March 1, 2005, in the principal amount not exceeding $3,500,000.00, made and executed by Borrower and payable to the order of Bank.

2.	Trademark and Patent Security Agreement dated April 19, 2002, between Borrower and Bank, as amended by that certain First Amendment to Trademark and Patent Security Agreement dated August 1, 2002.

3.	Security Agreement dated April 19, 2002, between Borrower and Bank, as amended by that certain First Amendment to Security Agreement dated August 1, 2002.

EXHIBIT A
COMPLIANCE CERTIFICATE
     This Compliance Certificate is delivered pursuant to Section 8.2 of that certain Loan Agreement dated as of April 6, 2006 (together with all amendments and modifications, if any, from time to time made thereto, the “Loan Agreement”), between Cumberland Pharmaceuticals, Inc., a Tennessee corporation (the “Borrower”) and Bank of America, N.A. (the “Bank”). Unless otherwise defined, terms used herein (including the attachments hereto) have the meanings provided in the Loan Agreement.
     The undersigned, being the duly elected, qualified and acting                      of the Borrower, on behalf of the Borrower and solely in his or her capacity as an officer of the Borrower, hereby certifies and warrants that:
     1. He or she is the                      of the Borrower and that, as such, he or she is authorized to execute this certificate on behalf of the Borrower.
     2. As of                                         , 200           :
     (a) The Borrower was not in default of any of the provisions of the Loan Agreement during the period as to which this Compliance Certificate relates; and
     (b) The financial statements being submitted to the Bank by the Borrower with this Certificate are true and correct as of the date hereof.
     IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate, this                      day of                     , 200___.

CUMBERLAND PHARMACEUTICALS, INC.

By:

Typed Name:

Title:

EXHIBIT B
BORROWING BASE CERTIFICATE
     This Borrowing Base Certificate is delivered pursuant to pursuant to Section 8.2 of that certain Loan Agreement dated as of April 6, 2006 (together with all other amendments and modifications, if any, from time to time made thereto, the “Loan Agreement”), between Cumberland Pharmaceuticals, Inc., a Tennessee corporation (the “Borrower”) and Bank of America, N.A (the “Bank”). Unless otherwise defined, terms used herein (including the attachments hereto) have the meanings provided in the Loan Agreement.
     The undersigned, being the duly elected, qualified and acting                      of the Borrower, on behalf of the Borrower and solely in his or her capacity as an officer of the Borrower, hereby certifies and warrants that:
     1. He or she is the                      of the Borrower and that, as such, he or she is authorized to execute this certificate on behalf of the Borrower.
     2. Attached hereto is a true and accurate listing of accounts receivable aged from date of invoice up through                     , 200          .
     3. Attached hereto is a true and accurate listing of the inventory of the Borrower.
     4. The Borrowing Base as of                     , 200          , as such term is defined under the Loan Agreement, is $                                        .
     IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate, this                      day of                     , 200          .

CUMBERLAND PHARMACEUTICALS, INC.

By:

Typed Name:

Title: